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The ONE Group Hospitality, Inc. Announces Change of Date for 2024 Annual Meeting of Stockholders

DENVER, May 2, 2024 — (BUSINESS WIRE) — The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS), today announced that its upcoming 2024 Annual Meeting of Stockholders (“Annual Meeting”), originally scheduled for Wednesday, May 22, 2024, will now be held on Tuesday, May 21, 2024. As previously announced, the Annual Meeting will take place at STK Denver, 1550 Market St., Denver, CO 80202 at 11:00 am MT.

About The ONE Group

The ONE Group Hospitality, Inc. (NASDAQ: STKS) is an international restaurant company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos, and other high-end venues both domestically and internationally. The ONE Group’s focus is to be the global leader in VIBE dining, and its primary restaurant brands and operations are:

•	STK, a modern twist on the American steakhouse concept with restaurants in major metropolitan cities in the U.S., Europe, and the Middle East, featuring premium steaks, seafood, and specialty cocktails in an energetic upscale atmosphere.
•	Benihana, a leading operator of highly differentiated experiential brands that owns the only national teppanyaki brand in the US. The Company also franchises Benihanas in the U.S., Caribbean, Central America, and South America.
•	Kona Grill, a polished casual, bar-centric grill concept with restaurants in the U.S., featuring American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere.
•	RA Sushi, a Japanese cuisine concept that offers a fun-filled, bar-forward, upbeat, and vibrant dining atmosphere with restaurants in the U.S. anchored by creative sushi, inventive drinks, and outstanding service.
•	ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages, and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos currently operating venues in the U.S. and Europe.

Additional information about The ONE Group can be found at www.togrp.com.

Investors:

ICR

Michelle Michalski or Raphael Gross

(646) 277-1224

Michelle.Michalski@icrinc.com

Media:
ICR
Seth Grugle
(646) 277-1272
seth.grugle@icrinc.com